UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 10, 2007 (January 4, 2007)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA	01843

(Address of principal executive offices)	(Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     Supply Agreement with Medisystems Corporation
     On January 4, 2007, NxStage Medical, Inc. (the “Company”) entered into a Supply Agreement (the “Medisystems Supply Agreement”) with Medisystems Corporation (“Medisystems”). Pursuant to the terms of the Medisystems Supply Agreement, Medisystems shall manufacture and supply to the Company and the Company shall purchase from Medisystems no less than ninety percent (90%) of the Company’s North American requirements (“Requirements”) for disposable cartridges (the “Products”) for use with its NxStage System One for seven years. All Products are required to be manufactured and supplied to the Company in accordance with the Company’s specifications.
     The Company will purchase Products pursuant to binding purchase orders at pricing based on volumes of Products ordered. If orders are not consistent with the Company’s Requirements for Products, NxStage must pay an amount equal to the unit shortfall multiplied by a percentage of the Product price in force.
     The term of the Medisystems Supply Agreement expires on December 31, 2013. Either party may terminate the Medisystems Supply Agreement upon one hundred and twenty days notice as a result of a breach of a material term of the Medisystems Supply Agreement that remains uncured during such one hundred and twenty days. Additionally, either party may terminate the Medisystems Supply Agreement immediately if any proceeding under the bankruptcy or insolvency laws is brought against the other party, or a receiver is appointed for the other party or the other party makes an assignment for the benefit of creditors. Further, the Company may terminate its obligation to purchase its Requirements of Products from Medisystems if (i) Medisystems is in material breach of this Agreement, and (A) such breach is uncured within one hundred twenty (120) days after Medisystems receives written notice adequately documenting such breach, (ii) should Medisystems be in material breach of this Agreement for more than 120 days, whether or not consecutive, during any 12 month rolling period within the term of this Agreement, or (iii) if Medisystems does not completely deliver any delivery order for Products within sixty (60) days of the relevant delivery period for such Products, other than due to an event of force majuere.
     Medisystems Corporation is a related party to the Company. David Utterberg, the chief executive officer and sole stockholder of Medisystems, is a director of the Company and holds approximately 7.2% of the Company’s outstanding shares of common stock. Consistent with the Company’s Audit Committee Charter, the Medisystems Supply Agreement was approved by the Audit Committee as well as the Board.
     Supply Agreement with Membrana GmbH
     On January 5, 2007, the Company entered into a Supply Agreement (the “Membrana Supply Agreement”) with Membrana GmbH (“Membrana”). Pursuant to the terms of the Membrana Supply Agreement, Membrana shall manufacture and supply to the Company and the Company shall purchase from Membrana, on an exclusive basis, capillary membranes (“Membranes”) for use in the filters used with the NxStage System One cartridges for ten years. All Membranes are required to be manufactured and supplied to the Company in accordance with the Company’s specifications.

     The Company will purchase Membranes pursuant to binding purchase orders at pricing based on volumes of Membranes ordered. In exchange for Membrana’s agreement to pricing reductions based on volumes ordered, the Company has agreed to purchase a base amount of Membranes per year. If the Company fails to purchase this base amount, Membrana may terminate the Membrana Supply Agreement or the Company may cure such failure by purchasing the amount of the shortfall within 45 days of the end of each year. Under the Membrana Supply Agreement, pricing will be adjusted, downward or upward, based upon subsequent changes to the Company’s average sales price for the monthly disposables supplies used to treat chronic patients with the NxStage System One. Further pricing adjustments will be made, within limits, to account for foreign currency exposures associated with the Company’s obligation to make all payments to Membrana in Euros.
     The term of the Membrana Supply Agreement expires on December 31, 2016. Either party may terminate the Membrana Supply Agreement upon thirty days prior notice as a result of a breach of a material term of the Membrana Supply Agreement that remains uncured following sixty days notice thereof. Additionally, the Company may terminate its exclusivity and base amount purchase obligations to Membrana in the event Membrana materially fails to timely deliver the Company’s accepted purchase orders for Membranes, as defined in the Membrana Supply Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: January 10, 2007	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer